Exhibit 21.1

SUBSIDIARIES OF LAMB WESTON HOLDINGS, INC.

Lamb Weston Holdings, Inc. is the parent corporation owning, directly or indirectly, 100% of the voting securities (unless otherwise noted) of the following subsidiaries:

Subsidiary	Jurisdiction of Formation
Harvest Choice Australia Pty Ltd.	Australia
L Weston Mexico, S.A. de C.V.	Mexico
L Weston Operaciones, S.A. de C.V.	Mexico
Lamb Weston (Hong Kong) Limited	Hong Kong
Lamb Weston (Mauritius) Limited	Mauritius
Lamb Weston (Shanghai) Commercial Company Limited	China
Lamb Weston Argentina S.R.L.	Argentina
Lamb Weston Australia Holdings Pty Ltd	Australia
Lamb Weston BSW, LLC	Delaware
Lamb Weston Canada ULC	Canada
Lamb Weston Holland B.V.	Netherlands
Lamb Weston International B.V.	Netherlands
Lamb Weston International Private Limited	Singapore
Lamb Weston Japan KK	Japan
Lamb Weston Korea Ltd.	Korea
Lamb Weston Malaysia Sdn. Bhd.	Malaysia
Lamb Weston Netherlands B.V.	Netherlands
Lamb Weston Philippines, Inc.	Philippines
Lamb Weston Potato (Inner Mongolia) Co., Ltd	China
Lamb Weston Representação Comercial Ltda.	Brazil
Lamb Weston Sales, Inc.	Delaware
Lamb Weston Victoria Pty Ltd	Australia
Lamb Weston, Inc.	Delaware
Lamb Weston/Midwest, Inc.	Washington
Marvel Packers Pty Ltd	Australia
Ontario Asset Holdings, LLC	Delaware
South Slope Irrigation Association (majority owned by Lamb Weston, Inc.)	Washington
Tai Mei Agriculture Limited	Hong Kong
Tuber Holdings Pty Ltd	Australia
Tuber Investments Pty Ltd	Australia

The corporations listed above are included in the consolidated financial statements of Lamb Weston Holdings, Inc.